Exhibit 99.1

OWENS-ILLINOIS REPORTS SECOND QUARTER RESULTS

Toledo, Ohio, July 22, 2003 — Owens-Illinois, Inc., (NYSE: OI) today reported second quarter 2003 net earnings of $17.0 million, or $0.08 per share (diluted) compared with net earnings for the second quarter of 2002 of $96.9 million, or $0.62 per share (diluted).  Results for the second quarter of 2003 included a loss of $37.4 million ($37.4 million after tax), or $0.25 per share, from the sale of long-term notes receivable and additional interest charges of $16.8 million ($10.7 million after tax), or $0.07 per share, for early retirement of debt, principally note repurchase premiums.  Exclusive of these items, earnings in the second quarter of 2003 were $65.1 million, or $0.40 per share.

Operating results in the second quarter of 2003 continued to be unfavorably impacted by higher energy costs, reduced pension income, lower glass unit shipments in North America, South America, and the Asia Pacific region, and competitive pricing pressures in most of the Company’s plastics businesses.

Joseph H. Lemieux, Owens-Illinois Chairman and Chief Executive Officer said, “Despite continued global economic uncertainty, our manufacturing operations are in good shape.  We are also pleased at the completion of several refinancing activities dating back to January of last year, including our $1.9 billion bank credit agreement, which illustrates strong support in the future of our operations from the investment community.”

Business Review

Summary

Second quarter 2003 net sales were $1.580 billion compared with $1.497 billion in the second quarter of 2002.  On a segment reporting basis, EBIT for the second quarter of 2003 was $219.0 million compared with $249.6 million for the second quarter of 2002.  The reconciliation of Segment EBIT to net earnings is presented in note (a) of the attached table entitled Consolidated Supplemental Financial Data.

Glass Containers Segment

The Glass Containers segment reported second quarter 2003 net sales of $1.075 billion, up 4.8% from $1.026 billion in the second quarter of 2002.  Segment EBIT was $184.3 million for the second quarter of 2003 compared with $192.9 million for the second quarter of 2002. EBIT margins in the second quarter of 2003 were 17.2% compared with 18.8% in the second quarter of 2002. Pension income was approximately $9.7 million lower, contributing to the reduction in Segment EBIT and EBIT margins.

Within the segment, North American glass container operations reported lower sales and EBIT for the second quarter of 2003 compared with the second quarter of 2002.  Higher energy costs and lower unit shipments, principally containers for beer, were partially offset by improved pricing, lower operating expenses, and a more favorable product sales mix.  Most of the reduction in pension income for the Glass Containers Segment was in North America.

European glass container operations reported improved sales and EBIT for the second quarter of 2003 compared with the second quarter of 2002.  The favorable effects of higher unit shipments, increased selling prices, favorable currency translation rates, and improved manufacturing performance were partially offset by higher energy costs.

Asia Pacific glass container operations reported lower EBIT for the second quarter of 2003 compared with the second quarter of 2002, while sales approximated the prior year period.   Unit shipments in Australia were lower, principally for wine and beer containers.  And in China, unit sales volumes in both Shanghai and Guangdong were impacted by the SARS epidemic.  Lower pricing in Australia, principally for wine containers, also contributed to lower sales and EBIT. In New Zealand, a furnace rebuild further contributed to the year-over-year EBIT decline.  Favorable currency translation rates offset the effect of lower volumes and pricing on net sales.  The volume and price effects on EBIT were partially offset by favorable currency translation rates and improved manufacturing performance in most of the Asia Pacific region.

In the South American glass container operations, second quarter 2003 sales declined approximately 12% from a year ago.  The primary factors contributing to the reduced sales were lower unit shipments and unfavorable currency translation.  Despite these negative factors, EBIT for South American glass container operations was essentially equal to a year ago reflecting the positive effect of higher selling prices and improved manufacturing efficiencies and labor productivity.

Plastics Packaging Segment

For the second quarter of 2003, the Plastics Packaging segment reported net sales of $505.0 million compared with net sales of $471.0 million for the second quarter of 2002.  Resin cost pass-through pricing to customers increased sales $38 million in the quarter.  Segment EBIT for the second quarter of 2003 was $53.7 million compared with EBIT of $78.2 million for the second quarter of 2002.  The principal factors contributing to the EBIT decline were lower selling prices in most of the segment’s businesses, reduced sales and EBIT within the Company’s advanced technology systems business, and an approximate $2.2 million reduction in pension income.  EBIT for the second quarter of 2003 was favorably impacted by an approximate 8% increase in unit shipments over the prior year period.

Other Retained Items

Other retained costs were $2.5 million lower in the second quarter of 2003 compared with the second quarter of 2002.  A $1.1 million reduction in pension income was more than offset by reduced administrative costs.

Interest Expense

Interest expense, excluding charges for early debt retirement, increased to $121.6 million in the second quarter of 2003 from $106.2 million in the second quarter of 2002.  The higher interest in 2003 was mainly due to the issuance of $625 million of fixed rate notes during the fourth quarter of 2002 and $900 million of fixed rate notes in May 2003.  The proceeds from the notes were used to repay lower-cost variable rate debt borrowed under the Company’s bank credit agreement.  Lower interest rates on the Company’s remaining variable rate debt partially offset the increase.  Interest expense for the second quarter of 2003 included charges of $13.2 million for premiums and the write-off of unamortized finance fees related to the repurchase of $263.5 million principal amount of 7.85% Senior Notes due 2004, and $3.6 million for the write-off of unamortized finance fees related to the reduction of commitments under the bank credit agreement.

Sale of Notes Receivable

On July 11, 2003, the Company received payments totaling 100 million British pounds sterling (US$163.0 million) in connection with the sale to Ardagh Glass Limited of certain long-term notes receivable.

The notes were received from Ardagh in 1999 by the Company’s wholly-owned subsidiary, United Glass Limited, in connection with its sale of Rockware, a United Kingdom glass container manufacturer obtained in the 1998 acquisition of the worldwide glass and plastics packaging businesses of BTR plc.  The notes were due in 2006 and interest had previously been paid in kind through periodic increases in outstanding principal balances.

The proceeds from the sale of the notes were used to reduce outstanding borrowings under the Company’s bank credit agreement.

The notes were sold at a discount of approximately 22.6 million British pounds sterling.  The resulting loss of US$37.4 million (US$37.4 million after tax) was included in the results of operations of the second quarter of 2003.

Six-month Results

For the first six months of 2003, the Company reported net earnings of $51.4 million, or $0.28 per share, compared with a net loss of $608.4 million, or $4.23 per share for the first six months of 2002. Results for the first half of 2003 included a loss of $37.4 million ($37.4 million after tax), or $0.25 per share, from the sale of long-term notes receivable and additional interest charges of $16.8 million ($10.7 million after tax), or $0.07 per share, for early retirement of debt, principally note repurchase premiums.  Exclusive of these items, earnings in the first half of 2003 were $99.5 million, or $0.60 per share.  Results for the first half of 2002 included:  1) a charge for future asbestos related costs of $475 million ($308.8 million after tax), or $2.10 per share, 2) additional charges of $10.9 million ($6.7 million after tax) for early retirement of debt, or $0.05 per share, and 3) a charge for the change in method of accounting for goodwill of $460 million ($460 million after tax), or $3.14 per share.   Exclusive of these items, earnings in the first half of 2002 were $167.1 million, or $1.06 per share.

Effective Tax Rate

Excluding the effects of the loss on the sale of long-term notes receivable in 2003, the effects of the first quarter 2002 asbestos-related charge, and the additional interest charges for early retirement of debt in all periods, the Company’s estimated effective tax rate for the first six months of 2003 was 31.6% compared with an estimated rate of 31.6% for the first six months of 2002 and an actual rate of 30.1% for the full year 2002. The increase from the actual rate for the full year 2002 to the estimated rate for 2003 is due to a shift in estimated international earnings toward countries with higher effective tax rates.

Refinancing Activities

During the second quarter of 2003, the Company completed its refinancing activities that began in January 2002.  During that 17- month period, various operating subsidiaries of the Company placed $1 billion principal amount 8-7/8% Senior Secured Notes due February 15, 2009; $625 million principal amount 8-3/4% Senior Secured Notes due November 15, 2012; $450 million principal amount 7-3/4% Senior Secured Notes due May 15, 2011 and $450 million principal amount 8-1/4% Senior Notes due May 15, 2013.  The net proceeds from issuing these notes were used to repay outstanding borrowings and reduce commitments under the bank credit agreement, repurchase in a tender offer $263.5 million of the 7.85% Senior Notes due 2004, and pay related note repurchase premiums and transaction costs.

On June 13, 2003, the Company and certain of its subsidiaries entered into an amended and restated bank credit agreement totaling $1.9 billion consisting of a $600 million revolving credit facility and a $460 million A term loan, each of which has a final maturity date of April 1, 2007, and an $840 million B term loan, which has a final maturity date of April 1, 2008.  Proceeds from borrowings under the amended and restated agreement were used to repay all amounts outstanding under the Company’s $1.9 billion credit agreement which had been scheduled to mature on March 31, 2004.  As a result of these refinancing activities, the Company’s next significant debt maturity will be $350 million in May 2005.

The impact of refinancing lower-cost, shorter-term variable rate debt with higher-cost, longer-term fixed rate debt is expected to increase interest expense in the second half of 2003 by approximately $22 million over the second half of 2002 based on current short-term rates.  Higher expected average debt outstanding is also expected to increase interest expense in the second half of 2003 over the second half of 2002 by approximately $6 million, making the total expected increase in interest expense approximately $28 million over the second half of 2002.

Asbestos

Asbestos-related cash payments for the second quarter of 2003 were $44.8 million, a reduction of $5.6 million, or 11.1%, from the second quarter of 2002.  For the six months of 2003, cash payments were $99.9 million, a reduction of $11.8 million, or 10.6%, from the first six months of 2002.  As of June 30, 2003, the number of asbestos-related claims pending against the Company was approximately 30,000, up from approximately 24,000 pending claims at December 31, 2002.  In April, the Company received approximately 5,000 new filings in advance of the effective date of the recently enacted Mississippi tort reform law.  Approximately 60% of those filings are cases with exposure dates after the Company’s 1958 exit from the business for which the Company takes the position that it has no liability.  The Company anticipates that cash flows from operations and other sources will be sufficient to meet all asbestos-related obligations on a short-term and long-term basis.

Forward Looking Statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk.  It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims.  It is not possible to foresee or identify all such factors.  Any forward looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward looking statements contained in this news release.

Company Profile

Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe.  O-I also is a worldwide manufacturer of plastics packaging with operations in North America, South America, Europe, Australia and New Zealand.  Plastics packaging products manufactured by O-I include consumer products (blow molded containers, injection molded closures and dispensing systems) and prescription containers.

Conference Call

As announced previously, a conference call to discuss the Company’s latest results will be held Wednesday, July 23, at 8:30 a.m., Eastern Time. A live webcast and a replay of the conference call will be available on the Internet at the Owens-Illinois web site (www.o-i.com). The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on July 23.  Ask for the Owens-Illinois conference call.  A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on July 23 through August 1.  In addition to the Owens-Illinois web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International).  The conference ID number to access the replay is 9410714.

CONTACT:  OWENS-ILLINOIS, Sara Theis, 419-247-1297

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com; or at www.prnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30,
	2003	2002

Revenues:
Net sales	$1,579.6	$1,497.3
Royalties and net technical assistance	5.8	6.3
Equity earnings	7.8	6.2
Interest	6.3	6.6
Other	4.6	6.6
	1,604.1	1,523.0
Costs and expenses:
Manufacturing, shipping, and delivery	1,270.7	1,153.1
Research and development	12.4	9.2
Engineering	7.6	9.7
Selling and administrative	82.2	83.9
Interest (a)	138.4	106.2
Other (b)	43.3	10.9
	1,554.6	1,373.0

Earnings before items below	49.5	150.0

Provision for income taxes	26.7	47.3

Minority share owners’ interests in earnings of subsidiaries	5.8	5.8
Net earnings	$17.0	$96.9

Net earnings	$17.0	$96.9

Less convertible preferred stock dividends	(5.4)	(5.4)

Available to common share owners	$11.6	$91.5

Basic earnings per share of common stock:

Net earnings	$0.08	$0.62

Weighted average shares outstanding (000s)	146,891	146,659

Diluted earnings per share of common stock:

Net earnings	$0.08	$0.62

Diluted average shares (000s)	147,526	148,222

(a)

Amount for 2003 includes a charge of $13.2 million ($8.2 million after tax) for note repurchase premiums and a charge of $3.6 million ($2.5 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity.  The aftertax effect of these charges is a reduction in earnings per share of $0.07.

(b)

Amount for 2003 includes a charge of $37.4 million ($37.4 million after tax) for the loss on the sale of long-term notes receivable.  The aftertax effect of this charge is a reduction in earnings per share of $0.25.

	Six months ended June 30,
	2003	2002

Revenues:
Net sales	$2,966.0	$2,808.2
Royalties and net technical assistance	12.5	13.1
Equity earnings	13.6	12.2
Interest	14.1	11.9
Other	9.8	15.9
	3,016.0	2,861.3
Costs and expenses:
Manufacturing, shipping, and delivery	2,410.8	2,172.9
Research and development	22.3	20.0
Engineering	17.8	17.5
Selling and administrative	165.8	164.7
Interest (a)	249.4	218.0
Other (b)	45.9	494.9
	2,912.0	3,088.0

Earnings (loss) before items below	104.0	(226.7)

Provision (credit) for income taxes (a)	43.9	(88.6)

Minority share owners’ interests in earnings of subsidiaries	8.7	10.3
Earnings (loss) before cumulative effect of accounting change	51.4	(148.4)

Cumulative effect of accounting change (c)		(460.0)
Net earnings (loss)	$51.4	$(608.4)

Earnings (loss) before cumulative effect of accounting change	$51.4	$(148.4)

Less convertible preferred stock dividends	(10.7)	(10.7)

Available to common share owners	$40.7	$(159.1)

Basic earnings (loss) per share of common stock:

Earnings (loss) before cumulative effect of accounting change	$0.28	$(1.09)

Cumulative effect of accounting change		(3.14)
Net earnings (loss)	$0.28	$(4.23)

Weighted average shares outstanding (000s)	146,872	146,464

Diluted earnings (loss) per share of common stock:

Earnings (loss) before cumulative effect of accounting change	$0.28	$(1.09)

Cumulative effect of accounting change		(3.14)
Net earnings (loss)	$0.28	$(4.23)

Diluted average shares (000s) (d)	147,522	146,464

(a)

Amount for 2003 includes a charge of $13.2 million ($8.2 million after tax) for note repurchase premiums and a charge of $3.6 million ($2.5 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity.  The aftertax effect of these charges is a reduction in earnings per share of $0.07.

In accordance with FAS No. 145, the 2002 extraordinary write-off of unamortized deferred finance fees related to indebtedness repaid prior to its scheduled maturity of $6.7 million ($0.05 per share) was reclassified into income from continuing operations.  Interest expense increased by $10.9 million and the credit for income taxes increased by $4.2 million.

(b)

Amount for 2003 includes a charge of $37.4 million ($37.4 million after tax) for the loss on the sale of long-term notes receivable.  The aftertax effect of this charge is a reduction in earnings per share of $0.25.

Amount for 2002 includes a charge of $475.0 million ($308.8 million after tax) to increase the reserve for estimated future asbestos-related costs.  The aftertax effect of this charge is a reduction in earnings per share of $2.10 (net of dilutive effect of $0.01).

(c)

On January 1, 2002, the Company adopted Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“FAS No. 142”).  As required by FAS No. 142, the transitional goodwill impairment loss of $460.0 million is recognized as the cumulative effect of a change in method of accounting.

(d)	Diluted earnings per share of common stock are equal to basic earnings per share of common stock for 2002 due to the net loss.

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three Months Ended June 30,
	2003	2002
Selected Segment Information

Net sales:
Glass Containers	$1,074.6	$1,026.3
Plastics Packaging	505.0	471.0

Segment and consolidated net sales	$1,579.6	$1,497.3

Product Segment EBIT (a):
Glass Containers (b)	$184.3	$192.9
Plastics Packaging	53.7	78.2

Product Segment EBIT	238.0	271.1
Eliminations and other retained items	(19.0)	(21.5)

Segment EBIT	$219.0	$249.6

Selected Cash Flow Information

Depreciation	$117.3	$109.8

Amortization of intangibles and other deferred items	$5.9	$7.0

Additions to property, plant, and equipment	$101.3	$125.5

Asbestos-related payments	$44.8	$50.4

Asbestos-related insurance proceeds	$0.1	$14.5

	Six Months Ended June 30,
	2003	2002
Selected Segment Information

Net sales:
Glass Containers	$2,005.2	$1,896.4
Plastics Packaging	960.8	911.8

Segment and consolidated net sales	$2,966.0	$2,808.2

Product Segment EBIT (a):
Glass Containers (b)	$310.9	$344.0
Plastics Packaging	104.6	153.0

Product Segment EBIT	415.5	497.0
Eliminations and other retained items (c)	(38.8)	(42.6)

Segment EBIT	$376.7	$454.4

Selected Cash Flow Information

Depreciation	$231.5	$217.2

Amortization of intangibles and other deferred items	$14.5	$13.5

Additions to property, plant, and equipment	$220.7	$237.8

Asbestos-related payments	$99.9	$111.7

Asbestos-related insurance proceeds	$4.8	$14.5

Selected Balance Sheet Information

	June 30, 2003	June 30, 2002

Total debt	$5,757.4	$5,462.0

Share owners’ equity	$1,822.2	$1,579.9

Cash	$150.2	$139.3

Short term investments	$24.7	$16.7

(a)

EBIT consists of consolidated earnings before interest income, interest expense, provision for income taxes, minority share owners’ interests in earnings of subsidiaries, and cumulative effect of accounting change.  Segment EBIT excludes amounts related to certain items that management considers not representative of on-going operations.

The Company presents EBIT because its management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to EBIT is net earnings.  The Company presents Segment EBIT because management uses the measure, in large part, to evaluate the Company’s performance and to allocate resources.

A reconciliation of net earnings (loss) to EBIT and Segment EBIT is as follows:

	Three Months Ended June 30,
	2003	2002

Net earnings	$17.0	$96.9

Minority share owner’s interests in earnings of subsidiaries	5.8	5.8
Provision for income taxes	26.7	47.3
Interest expense	138.4	106.2
Interest income	(6.3)	(6.6)

EBIT	$181.6	$249.6
Loss on the sale of notes receivable	37.4

Segment EBIT	$219.0	$249.6

	Six Months Ended June 30,
	2003	2002

Net earnings (loss)	$51.4	$(608.4)
Cumulative effect of accounting change		460.0

Earnings (loss) before cumulative effect of accounting change	$51.4	$(148.4)

Minority share owner’s interests in earnings of subsidiaries	8.7	10.3
Provision (credit) for income taxes	43.9	(88.6)
Interest expense	249.4	218.0
Interest income	(14.1)	(11.9)

EBIT	$339.3	$(20.6)
Loss on the sale of notes receivable	37.4
Charge for asbestos-related costs		475.0

Segment EBIT	$376.7	$454.4

(b)	Amount for 2003 excludes a charge of $37.4 million for the loss on the sale of long-term notes receivable.

(c)	Amount for 2002 excludes a charge of $475.0 million to increase the reserve for estimated future asbestos-related costs.